Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated April 22, 2026, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of AZZ Inc. on Form 10-K for the fiscal year ended February 28, 2026. We consent to the incorporation by reference of said reports in the Registration statements of AZZ Inc. on Forms S-3 (File No. 333-66294), Form S-3ASR (File No. 333-276450 and 333-268178), and on Forms S-8 (File Nos. 333-273201, 333-229487, 333-226379, 333-31716, 333-38470, 333-48886, 333-90968, 333-131068, 333-152960, 333-152958, and 333-197323).

/s/ GRANT THORNTON LLP

Dallas, Texas
April 22, 2026